Exhibit 99.1

Nevada, Iowa ----- December 8, 2017 Lincolnway Energy, LLC (“ Lincolnway ”) announced its audited financial results for the twelve months ended September 30, 2017.

Results for the Fiscal Year 2017

Gross Profit -	$7,693,912
Net Income -	4,503,848
EBITDA -	$8,460,108

Lincolnway reported net income of $4.5 million, or $107.11 per unit, for the twelve months ended September 30, 2017 (“Fiscal 2017”), compared to net loss of $1.6 million, or -$39.01 per unit, for the twelve months ended September 30, 2016 (“Fiscal 2016”).

Gross profit for Fiscal 2017 was $7.7 million, compared to a gross profit of $1.8 million for Fiscal 2016.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $8.4 million for Fiscal 2017 compared to $4.2 million for Fiscal 2016.

Eric Hakmiller, Lincolnway's President and CEO stated, - “Fiscal Year 2017 was a very satisfying year for Lincolnway Energy as we were able to produce more ethanol and markedly more corn oil from each bushel leading to higher profitability in a very difficult margin environment.”

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC

Statements of Operations
For the Twelve Months Ended September 30, 2017 and 2016

	2017	2016

Revenue	$110,845,184	$101,141,768
Cost of goods sold	103,151,272	99,340,675
Gross profit	7,693,912	1,801,093

General and administrative expenses	3,136,379	3,379,164
Operating income (loss)	4,557,533	(1,578,071)

Other income (expense):
Interest income	3,948	3,981
Interest expense	(57,633)	(66,306)
	(53,685)	(62,325)

Net income (loss)	$4,503,848	$(1,640,396)

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$107.11	$(39.01)

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.  The following sets forth the reconciliation of net income (loss) to EBITDA for the periods indicated:

	2017	2016
Net income (Loss)	$4,503,848	$(1,640,396)
Interest income	(3,948)	(3,981)
Interest expense	57,633	66,306
Depreciation and amortization	3,902,575	5,745,867

EBITDA	$8,460,108	$4,167,796

Summary Balance Sheet

	September 30, 2017	September 30, 2016

ASSETS
Cash and cash equivalents	$690,513	$613,139
Derivative financial instruments	428,666	497,677
Trade and other accounts receivable	3,229,474	3,088,958
Inventories	5,684,729	5,726,606
Prepaid expenses and other	375,787	388,567
Total current assets	$10,409,169	$10,314,947
Net property and equipment	39,945,183	34,929,124
Other assets	818,971	841,367
Total assets	$51,173,323	$46,085,438

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	5,232,725	5,021,484
Current maturities of notes payable	-	27,571
Total current liabilities	5,232,725	5,049,055
Total long term liabilities	3,942,960	3,542,593
Total members' equity	41,997,638	37,493,790
Total Liabilities and Members' Equity	$51,173,323	$46,085,438

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153